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                                                                    EXHIBIT 99.1



                                    FOR:  Drug Emporium Inc.

                            APPROVED BY:  Terry Moore
                                          Chief Financial Officer
                                          (740) 548-7080
FOR IMMEDIATE RELEASE
                                CONTACT: Cheryl Schneider/Jack Cohen Michael
                                         Press: McMullan/Robert Russell
                                         Morgen-Walke Associates, Inc.
                                         (212) 850-5600

                 DRUG EMPORIUM ANNOUNCES AGREEMENT WITH SNYDER'S
                FOR ACQUISITION THROUGH PRE-NEGOTIATED CHAPTER 11

         POWELL, OHIO - March 23, 2001 - Drug Emporium, Inc. (OTCBB:DEMP) ("Drug Emporium" or the "Company") announced today that it has entered into a definitive agreement with Snyder's Drug Stores, Inc. ("Snyder's") for the acquisition by Snyder's of a 100% equity ownership in Drug Emporium. Snyder's was founded in 1929, and is headquartered in Minnetonka, Minnesota. Snyder's owns and operates 81 corporate stores and supports over 100 independent retailers in Illinois, Michigan, Minnesota, Montana, South Dakota, Iowa, and Wisconsin under the Snyder's name. Snyder's is part of the Katz Group of Edmonton, Alberta, Canada. With sales in excess of $2 billion, the Katz Group, controlled by its Chairman Daryl Katz, operates over 400 company owned stores, and supports approximately 200 independent retailers in Canada and the United States. Because of the need to restructure Drug Emporium's capitalization and certain of its financial obligations, the acquisition will be effected through a pre-negotiated Chapter 11 filing by Drug Emporium. The plan of reorganization in the Chapter 11 proceedings will provide for the cancellation of all of Drug Emporium's existing common stock, options and other equity rights, with nominal or no consideration payable to the Company's current shareholders, and the purchase by Snyder's of new equity in the reorganized Company. The agreement and the plan contemplate the sale or disposal of Company stores in Atlanta, California and certain other locations with the expectation that the reorganized Company will continue to operate a majority of the stores in Drug Emporium's current store base. The agreement is subject to customary conditions, including the approval of the plan of reorganization by the Bankruptcy Court.

         David Kriegel, Chairman of the Board and CEO of Drug Emporium, was quoted as follows: "The acquisition of Drug Emporium by a high quality, well regarded firm like Snyder's through a pre-negotiated reorganization process should allow the Company to emerge quickly as a sound and financially viable organization. We are confident that we will be able to maintain normal store operations through the course of this process, and preserve the interests of our customers, employees and suppliers in a strong and stable Drug Emporium."

         Gordon Barker, CEO of Snyder's, commented, "We are extremely pleased to be able to grow our company with the addition of the Drug Emporium stores. These stores closely approximate the physical size of stores that my management team and I operated when at Thrifty Payless Drug Stores on the West Coast. We feel confident about
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DRUG EMPORIUM ANNOUNCES AGREEMENT                                     PAGE: 2
FOR ACQUISITION THROUGH PRE-NEGOTIATED CHAPTER 11


the opportunity to build new excitement into the core Drug Emporium markets. The synergies derived from the combination of Snyder's and Drug Emporium should assist both companies in becoming more profitable, and also will provide more opportunities and better security for many of the employees and their families of both companies as we grow larger together."

         Drug Emporium is filing a report on Form 8-K with the Securities and Exchange Commission providing additional detail regarding the Snyder's transaction and Drug Emporium's plan of reorganization.


ABOUT DRUG EMPORIUM, INC.

Drug Emporium, Inc. (NASDAQ: DEMP) owns and operates 131 brick-and-mortar stores under the names Drug Emporium, F&M Super Drug Stores and Vix Drug Stores. All brick-and-mortar stores operate full-service pharmacies and specialize in discount-priced merchandise including health and beauty aids, cosmetics and greeting cards. The company also franchises an additional 34 stores under the Drug Emporium name. Drug Emporium, Inc. is headquartered in Powell, Ohio.

Except for historical information, the statements contained herein , are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts. From time to time, the Company may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements are based on the current expectations of management and are subject to, and are qualified by, risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements. These risks and uncertainties include, but are not limited to the following factors among others that could affect the outcome of the Company's forward looking statements: competition as to price and selection from other drugstore chains, from supermarkets, mail order companies, membership clubs, and other internet companies and from other third party plans; the actions of health maintenance organizations, managed care organizations, pharmacy benefit management companies and other third party payers attempting to reduce prescription drug costs which results in downward pressure on pharmacy margins; economic conditions generally or in the Drug Emporium markets; actions which might be taken by trade or other creditors to enforce their rights and remedies; the ability to maintain sufficient liquidity in order to support operations; the ability to maintain satisfactory relationships with lenders and to remain in compliance with financial loan covenants and other requirements under current banking agreements; the ability to maintain satisfactory relationships with suppliers both in terms of procuring merchandise and in terms of maintaining adequate trade credit; federal and/or state regulatory and legislative actions, including taxes and pharmacy regulations; customer preferences and spending patterns; the ability to economically eliminate under-performing stores; the ability to implement or adjust to new technologies; the ability to attract, hire and retain key personnel; the ability to improve operating margins; the financial performance of HealthCentral.com and the ability to secure and maintain key contracts and relationships.


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